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                                  EXHIBIT 15.1

                               CONSENT OF KPMG LLP



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                 KPMG LLP                              Telephone  (604) 691-3000
                 CHARTERED ACCOUNTANTS                 Fax        (604) 691-3031
                 PO Box 10426  777 Dunsmuir Street     Internet   www.kpmg.ca
                 Vancouver  BC  V7Y 1K3
                 Canada




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Infowave Software, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-113441, No. 333-112999, No. 333-75962 and No. 333-39582) on Form S-8 of
Infowave Software, Inc. of our report dated March 3, 2006, with respect to the consolidated balance sheets of Infowave Software, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 20-F of Infowave Software, Inc. Our report dated March 3, 2006 contains additional Comments by Auditor for U.S. Readers on Canada -- U.S. Reporting Difference which states that the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



KPMG LLP (SIGNED)

Chartered Accountants

Vancouver, Canada
March 29, 2006



          KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.